Exhibit 99.2

FOR IMMEDIATE RELEASE: GENCOR ANNOUNCES APPOINTMENT OF PRESIDENT

September 13, 2005- At its Board of Directors meeting on September 12, 2005, Gencor Industries, Inc., announced the appointment of Marc G. Elliott to President of Gencor Industries, Inc. Mr. Marc G. Elliott has been involved in numerous positions and responsibilities within Gencor Industries for the past 17 years including Vice President, Marketing in 1993, President General Combustion in 1997, and most recently was President of the Construction Equipment Group. Mr. E.J. Elliott, former President, remains Chairman of the Board and Chief Executive Officer.

This press release may contain forward-looking statements, including but not limited to, statements regarding the future prospects of the Company and its stock. Such statements are subject to numerous risks and uncertainties, in addition to those discussed above, including but not limited to the continuing strength of the Company’s financial condition, and the Company’s ability to continue to generate positive operating results. Further, there are risks and uncertainties associated with the Company’s business and its industry generally, some of which are beyond the Company’s control and which include but are not limited to, income from synthetic fuel tax credits, the health of the construction equipment market, global stability, our nation’s mobilization efforts, changes in domestic and international economic conditions, government regulation, political uncertainty in international markets, cyclical demand for the Company’s products, availability and cost of raw materials, changes in the competitive environment, and other factors from time to time contained in the Company’s reports filed with the SEC.